Consent of Independent Public Accountants
                   -----------------------------------------


As independent public accountants, we hereby consent to the use of our report included in the June 30, 1996 Annual Report of Oak Value Fund of the
Tuscarora Investment Trust, and to all references to our Firm included in this Registration Statement.

                                  /s/ Arthur Andersen LLP
                                  ARTHUR ANDERSEN LLP

Cincinnati, Ohio
October 25, 1996